EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE           Contact:  Robert E. Evans
---------------------                     President and Chief Executive Officer
June 17, 2002                             (740) 373-3155


                      PEOPLES BANCORP COMPLETES ACQUISTION
                          OF FIVE GUERSNEY BANK OFFICES
             -------------------------------------------------------

         Marietta, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced today that one of it subsidiaries, Peoples Bank, has completed its acquisition of five full-service financial services offices. The banking centers are located in the Ohio communities of Cambridge (2 offices), Byesville, Quaker City, and Flushing, and will operate as banking centers of Peoples Bank.
         First announced in January 2002, Peoples Bank acquired the full-service offices at the close of business on Friday, June 14. In the acquisition, Peoples Bank acquired loans of approximately $73 million and deposits of $109 million. Peoples also acquired three ATM's in the Cambridge area. The five offices increase Peoples' total full-service banking centers to 45 locations in three states and total ATMs to 28.
         "After several months of hard work and preparation, we are ready to serve the financial needs of our new clients," said Robert Evans, Peoples' President and CEO. "The transition teams on both sides deserve a lot of credit for preparing Peoples Bank to serve the financial needs of Guernsey and Belmont Counties. Our focus is to be the leading provider of financial services in the markets we serve, with local decision-making and familiar faces to our customers."
         As part of the transaction, Peoples Bancorp Inc. acquired all of the outstanding stock of First Colony Bancshares, the holding company of The Guernsey Bank and owned by Robert and Diane Patrella. Peoples Bancorp Inc. paid $18 million in total cash consideration and assumed $1.8 million of First Colony debt. The Guernsey Bank's full-service banking office and loan production office in Worthington continues to serve its customers and retains "The Guernsey Bank" name under a new banking charter.
         The transaction is expected to be immediately accretive to Peoples' earnings due to expected cost savings and corresponding improved efficiencies in executive management, as well as other general and administrative costs.
         "This acquisition is a logical expansion of Peoples' community bank markets," Evans concluded. "It was a unique transaction which allowed us to expand our traditional banking business in markets that we find attractive, giving us new customers and prospects to whom we can offer life, health, car, home, and business insurance, plus we make available investment accounts such as brokerage or trust relationships."
         Peoples Bancorp Inc., headquartered in Marietta, Ohio, is a diversified financial services company with $1.3 billion in assets. Peoples Bancorp's lead subsidiary is Peoples Bank, which offers complete banking products and services through 45 financial service locations in Ohio, West Virginia, and Kentucky. Peoples Bank also makes available other financial services via Peoples Investment Services, which provides client-tailored solutions for fiduciary needs, investment alternatives, and other asset management needs (securities are offered exclusively through Raymond James Financial Services, member NASD/SIPC, an independent broker/dealer located at Peoples Bank). Peoples Insurance Agency provides a full set of life, health, property and casualty insurance products and services. Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection internet banking service at www.peoplesbancorp.com.


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